EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

August 9, 2011	Analyst Contact:	Susan Allen	(203) 499-2409

UIL Holdings Corporation to Present at the Williams Capital Group East Coast Seminar

(NYSE:UIL) UIL Holdings’ President and Chief Executive Officer, James P. Torgerson will be presenting at the Williams Capital Group East Coast Seminar in Boston on Wednesday, August 10, 2011.

 A copy of the investor presentation will be filed with the SEC and posted to the presentations and webcasts page on the UIL Holdings’ website.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 690,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

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